EXHIBIT 10.1

The Hillman Group, Inc.

August 18, 2015

Greg Gluchowski

Re:           Terms of Employment

Dear Greg:

We are pleased to offer you a position with The Hillman Group, Inc. (the “Company”) as the President and Chief Executive Officer and member of the board of directors, reporting to the Company’s Board of Directors (“Board”). You will be based at the Company’s corporate headquarters (the “Corporate Headquarters”) in Cincinnati, Ohio.

In accordance with our discussions, set forth below are the terms and conditions of our offer of employment to you, subject only to our completion of satisfactory background and reference checks.

1. Start Date. We look forward to a start date of September 8, 2015 (the “Start Date”). Your employment with the Company shall be on an at-will basis, subject to the terms below. The terms of your employment hereunder shall be governed by the laws of the State of Ohio.

2. Time Commitment to Duties. You shall devote all of your business time to the proper and efficient performance of services under this Agreement.

3. Annual Base Salary. Your initial Base Salary shall be at the rate of $550,000 per annum, commencing as of the Start Date. Your Base Salary may be increased (not decreased) from time to time by the Board.  Any such increased amount will be your “Base Salary” for all purposes thereafter under this Agreement.

4. Annual Bonus.  Commencing with the fiscal year of the Company that commences on or about January 1, 2016, your target annual incentive bonus amount for a particular fiscal year shall equal One Hundred Percent (100%) of your Annual Base Salary, and may range from Zero Percent (0%) to Two Hundred Percent (200%) of your Base Salary for that fiscal year. Annual performance objectives will be set by the Company’s Board of Directors.

5. Guaranteed Bonus. Your bonus for 2015 will be guaranteed at $550,000, assuming you begin your employment on the Start Date, payable December 31, 2015.

6. Retirement, Welfare and Fringe Benefits.  You shall be entitled to participate in all employee savings and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

7. Business Expenses. You shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

8. Vacation. You shall be entitled to twenty five (25) working days of paid vacation per annum, accruing in accordance with the Company’s vacation policy.

9. Equity Participation.  On the Start Date, you will be granted a Stock Option pursuant to the HMAN Group Holdings, Inc. 2014 Equity Incentive Plan (“Plan”) on 8,435 Shares (defined below).  This Stock Option represents a projected intrinsic value of $12 million at the end of four years based on CCMP’s original base case financial projections and assumptions (and $17 million at the end of 5 years). This equals 1.4% of fully diluted shares with a strike price equal to CCMP’s original investment price (which is equal to Fair Market Value (defined below) on the date of grant), with such terms and conditions as are set forth in the form of Nonqualified Stock Option Award Agreement previously provided to you.

10. Start Date Restricted Stock Grant.  On the Start Date you will be granted 1,500 restricted stock units valued at $1.5 million based on CCMP’s original investment price. Fifty Percent (50%) of these units will vest on first anniversary of Start Date and 50% will vest on second anniversary of Start Date.  Vesting is subject to relocation of family to Ohio within the first 9 months of employment.  Upon vesting, except as provided below, your restricted stock units will be settled in Shares.  In the event of any dividend paid on Shares to stockholders of the Company prior to vesting, you will be entitled to a dividend equivalent payment on your restricted stock units in the same amount per Share as is paid to stockholders, which shall be paid as and when the underlying Shares of the restricted stock unit grant vest.  In the event of either an involuntary termination of your employment by the Company without Cause or by you for Good Reason on or after the earlier of (i) six months or (ii) the date upon which your family has relocated to Cincinnati, the unvested portion of the restricted stock unit grant will become immediately fully vested and settled in cash at the then-current Fair Market Value.

11. Equity Investment. You will be offered the opportunity to invest in the equity of the Company at same price as CCMP’s original investment price.

12. Car Allowance. You will receive a car allowance as per Company policy.

13. Relocation Benefits. You will receive reimbursement for your reasonable out of pocket costs to relocate you and your family.

14. Termination of Employment.

(a) Termination.  Your employment by the Company may be terminated by the Company: (i) immediately upon notice, with Cause, or (ii) with no less than thirty (30) days’ advance written notice to you, without Cause, or (iii) immediately in the event of your Disability or your death. You may terminate your employment by the Company for any reason with no less than thirty (30) days’ advance written notice to the Company. The date your employment by the Company terminates is referred to herein as your “Severance Date.”

(b) Benefits upon Termination.  Regardless of the reason for the termination of your employment with the Company, in connection with such termination the Company will pay you (i) your accrued and unpaid Base Salary and accrued and unused vacation (if any), (ii) any unreimbursed business expenses incurred during your employment as provided above, and (iii) you will be entitled to any benefits that are due to you under the Company’s 401(k) plan in accordance with the terms of that plan. If you hold any stock options or other equity or equity-based awards granted by the Company, the terms and conditions applicable to those awards will control as to the consequences of a termination of your employment on those awards (with your restricted stock unit grant, above, governed by the terms above).  In addition to the foregoing, if your employment with the Company terminates as a result of a termination by the Company of your employment without Cause or by you for Good Reason, the Company will (subject to the other conditions set forth in subsection (c) below) continue to pay you (as severance pay) your Base Salary and Target Bonus, at the rate in effect immediately prior to the Severance Date and subject to tax withholding and other authorized deductions, for a period of twelve (12) months following your Severance Date (the “Severance Benefit”), in accordance with the Company’s standard payroll practices.

(c) Conditions for Receipt of Severance Benefit.  In order to receive any Severance Benefit, you must, upon or promptly following your Severance Date, provide the Company with a separation agreement which shall contain a valid, executed general release agreement in a form acceptable to the Company, and such release shall have not been revoked. You agree and acknowledge that such separation agreement may contain a reaffirmation of the restrictive covenants, including, without limitation, non-solicitation, non-compete and non-disparagement covenants as apply under your Nonqualified Stock Option Award Agreement.

15. Defined Terms.  As used in this Agreement, the following terms shall be defined as follows:

(a) “Cause” shall mean that one or more of the following has occurred:  (i) you have committed a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (ii) you have engaged in acts of fraud, dishonesty or other acts of material misconduct in the course of your duties; (iii) your abuse of narcotics or alcohol that has or may reasonably harm the Company; (iv) any willful material violation by you of the Company’s written policies; (v) your willful failure to perform or uphold your duties and/or you fail to comply with reasonable directives of the Company’s Board of Directors; or (vi) any breach by you of any provision of Section 6, or any material breach by you of this Agreement or any other contract you are a party to with the Company.  No act or omission to act by you will be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company.

(b)  “Disability” shall mean a physical or mental impairment which renders you unable to perform the essential functions of your employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(c) “Fair Market Value” shall have the meaning set forth in the Plan.

(d) “Good Reason” shall mean any to occur, without your prior written consent, of (i) a material reduction in your Base Salary, excluding across the board reductions affecting all executives of the Company, or (ii) a relocation of your principal office by more than 75 miles from the location of the Corporate Headquarters on the date of this Agreement. It shall be a condition to your voluntary termination of employment for “Good Reason” that you provide written notice to the Company of such Good Reason event(s) within 60 days from the first occurrence of such Good Reason event(s), following which the Company shall have 30 days to cure such event, and to the extent the Company has not cured such Good Reason event(s) during the 30-day cure period, you must terminate your employment for Good Reason no later than 90 days following the occurrence of such Good Reason event(s).

(e) “Share(s)” shall have the meaning set forth in the Plan.

16. Indemnification.

(a) The Company and HMAN Group Holdings, Inc. (the Company’s parent company) will indemnify you and hold you harmless to the fullest extent permitted under the Company’s charter, by-laws and applicable law in connection with your duties with the Company and all affiliates, against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, and amounts paid in settlement) actually and reasonably incurred by you in connection with an action, suit or proceeding covered thereunder.

(b) The Company and HMAN Group Holdings, Inc. will indemnify you and hold you harmless against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, and amounts paid in settlement) actually and reasonably incurred by you in connection with any action, suit or proceeding (or threat thereof) by your former employer in connection with any obligation you may have to your former employer under a non-competition covenant applicable after you terminated your employment with your former employer.  The Company and you will cooperate with your former employer, to the maximum extent reasonably possible without impairing your ability to fully perform your duties hereunder, to avoid any breach by you of such restrictive covenant on terms as the Company, your prior employer and you may agree.

17. Section 409A.  Anything in this Agreement to the contrary notwithstanding:

(a) The Company and you intend that all payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A.

(b) No amount shall be payable upon a termination of your employment unless such termination constitutes a “separation from service” with the Company under Section 409A.  To the maximum extent permitted by applicable law, amounts payable to you pursuant to such Sections herein shall be made in reliance upon the exception for certain involuntary terminations under a separation pay plan or as short-term deferral under Section 409A.  For purposes of Section 409A, your right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) To the extent any amount payable to you is subject to your entering into a release of claims with the Company and any such amount is a deferral of compensation under Section 409A and which amount could be payable in either of two taxable years for you, such payments shall be made or commence, as applicable, on January 15 (or any later date within seven (7) days after the release becomes irrevocable) of such later taxable year and shall include all payments that otherwise would have been made before such date.

18. Amendments; Waiver. This Agreement can only be changed, modified or amended in a writing that is signed by the Company and you and that specifically identifies the provision(s) of this Agreement that are being changed, modified or amended.  No waiver by either the Company or you at any time of any breach by the other party of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by you or the Board, as applies.

19. Counterparts. This Agreement may be executed in two counterparts, each of which when so executed and delivered shall together constitute an original hereof and together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party has signed this Agreement as of the date and year first written above.

The Hillman Group, Inc.			Greg Gluchowski

By:	/s/ Douglas Cahill		By:	/s/ Greg Gluchowski
	Name:	Douglas Cahill		Name:	Greg Gluchowski
	Title:	Executive Chairman